FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS of $1.18 FOR Q2 2007;
FURTHER INCREASES FULL-YEAR 2007 EPS GUIDANCE

AMSTERDAM (25 July 2007) - Core Laboratories N.V. (NYSE: "CLB") reported earnings of $1.18 per diluted share (EPS) for the second quarter of 2007, an increase of 69% over year-earlier second quarter results and a 13% sequential increase over first quarter 2007 results. Net income for the quarter reached $28,803,000, an increase of 52% over the second quarter of 2006, while year-over-year quarterly revenue increased 20% to $168,393,000. The second quarter of 2007 marks the ninth consecutive quarter in which Core has established all-time quarterly highs for revenues and the sixth consecutive quarter in which Core has posted historical quarterly highs for net income and earnings per diluted share. Free cash flow, defined as cash from operating activities minus capital expenditures, increased 68% over year-ago second quarter totals to $35,439,000, the highest quarterly total ever for Core.

Second quarter 2007 operating income reached $41,900,000, an increase of 46% over year-earlier quarterly results, while quarterly operating margins, defined as operating income divided by revenue, reached an all-time quarterly high of 25%, an increase of almost 500 basis points over year-earlier second quarter totals. Year-over-year quarterly incremental margins, defined as the change in operating income divided by the change in revenue, were 47%, while sequential quarterly incremental margins were 41%.

Core's quarterly results were due to record or near-record performances from each of its three operating divisions. The Company had strong demand for its Reservoir Description services, especially in the Middle East region where Core continues to expand operations. The Company's Canadian operations, which generated 13% of Company revenue in 2006, also posted a strong quarter. Canadian-based quarterly revenue increased by over 20% year-over-year, reflecting Core's focus on providing differentiated technology related to optimizing oil-sand developments. The Company expects that its Reservoir Description operations will analyze over 40 miles of oil-sand cores in 2007.

Market acceptance of recently and newly introduced Production Enhancement technologies increased, especially as applied to horizontal wells drilled in unconventional natural gas reservoirs similar to the Barnett Shale of north-central Texas. These Production Enhancement services were particularly effective when used together in horizontal well completions and multi-staged stimulation programs in gas-shale and tight gas-sand reservoirs. The Company's newly released SuperHEROTM perforating technology performed above engineering design expectations in Barnett Shale applications. In addition, Reservoir Management operations continued to expand its regional reservoir optimization projects for North American and international studies. Reservoir Description and Reservoir Management operations posted record quarterly revenue and operating income totals, and Production Enhancement operations produced its second most profitable quarter in Company history.

For the first six months of 2007, Core's revenue increased 17% to $324,116,000; net income increased 54% to $54,065,000; and EPS increased 73% to $2.22 compared with similar totals from the first two quarters of 2006. Operating income increased 48% to $78,620,000 for the first two quarters of 2007 compared with last year's first half totals, while operating margins increased approximately 500 basis points to 24%. Year-over-year incremental margins for the first two quarters of 2007 were 55%.

Segment Highlights

Core Laboratories reports results under three segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted all-time quarterly records for revenues and operating income during the second quarter of 2007. Revenue increased 17% over year-earlier quarterly totals to $93,798,000, while operating income increased 50% to $21,426,000. Operating income margins were 23%, an increase of 500 basis points from year-earlier quarterly margins. Year-over-year quarterly incremental margins were 52%, and sequential quarterly incremental margins were 44%.

The Company continued to characterize hundreds of core samples, representing thousands of feet of reservoir sequences from several fields in Saudi Arabia. As requested by Saudi Aramco, and to expedite the availability of the petrophysical and engineering data sets, Core is using multiple facilities, including its Houston Advanced Technology Center, its Abu Dhabi laboratory, and the Company's new Saudi laboratory, to analyze the rock sections. The data sets will be used by Saudi engineers to maintain and expand production and optimize reservoir performance as part of Saudi Aramco's multi-year plan to increase crude-oil production capacity.

In Qatar, Core has commissioned another field laboratory as requested by RasGas, the Qatari majority owned national oil company which focuses on the development of Qatar's natural gas resources. This mobile facility will join four other mobile labs, in addition to Core's fixed laboratory facility near Doha, in analyzing natural gas samples at various locations in the super-giant North field. Core believes that these data sets will be critical in optimizing the development of the field and ensuring maximum hydrocarbon recovery from the increasingly complex series of reservoir sequences.

Core Laboratories continues to develop new proprietary and patented technologies needed for development of Canadian oil sands as the Company expects to analyze over 40 miles of oil-sand cores in 2007. In Calgary, Core has introduced client-specific proprietary procedures to determine the salinity of bitumen-carrying water, characterize the types and percentages of swelling clay particulates, and measure the particle-size distribution of produced sands. The combination of these proprietary technologies generates data sets that are essential to designing upgraders to maximize bitumen extraction and to optimizing pipeline size and bitumen/diluent flow in order to minimize scouring of the pipeline wall.

Core Lab technologies also are being used in oil sands to high grade zones for the placement of Steam-Assisted Gravity Drainage (SAGD) development projects. Cored zones from the oil-sands reservoirs are analyzed to determine the optimal placement of the horizontal well that will flood the zone with steam and the parallel well that will be used to recover the mobilized hydrocarbons. Optimal placement of these wellbores significantly lowers operating costs and maximizes hydrocarbon recovery. Core Lab technology is also being used to measure the temperature regime in SAGD wells, as more completely described in the Reservoir Management segment of this press release.

Production Enhancement

Production Enhancement operations posted its second most profitable quarter in Company history during the second quarter of 2007. Revenue increased 18% over year-earlier second quarter totals to $60,761,000, while operating income increased 28% to $16,200,000. Operating income margins reached 27%, an increase of approximately 200 basis points over year-ago quarterly margins. Year-over-year quarterly incremental margins were 39%.

Production Enhancement's near-record quarter was due primarily to the increased market acceptance of, and penetration by, recently and newly introduced technologies, especially when applied to horizontal wells drilled in unconventional natural gas reservoirs. Natural gas producers are using several of Core's proprietary and patented technologies to optimize well completions and multi-stage well stimulation programs.

These technologies, when used in combination, are leading to increased horizontal well performance:

*	SuperHEROTM Perforating Charges
*	ZeroWashTM Tracer Services
*	SpectraScanTM Technology
*	SpectraChemTM Tracer Services

Operators are using Core's SuperHERO perforating charges that have been specifically designed for gas-shale reservoirs such as the Barnett Shale. The SuperHERO charge, using Core's patented explosives and powdered metal-liner technologies, produces a deeper and almost debris-free perforating tunnel that promotes maximum natural gas flow to the wellbore and ultimate hydrocarbon recovery from the reservoir. The actual field performance of SuperHERO charges has exceeded engineering design expectations for Barnett Shale applications. Core believes this line of charges will be as successful as, with the potential to be more successful than, the Company's HEROTM line of perforating charges.

Operators wanting to optimize multi-stage hydraulic frac jobs, which are proving to be particularly effective in horizontal wells in the Barnett, are employing Core's ZeroWash tracer services, SpectraScan technology, and SpectraChem tracer services. For each stage of the fracture stimulation, unique ZeroWash and SpectraChem tracers are placed into the proppant and gel mixtures, respectively. After the stage is fractured, Core's SpectraScan technology is used to determine whether, and where, proppant has effectively fractured the reservoir. Further analyses of SpectraChem tracer data yield information on the flow back of frac network gels used to transport and place the proppant. Based on the results and data sets, Core can inform the operator which zones may not have been stimulated effectively or have been understimulated, as well as which zones still contain high levels of frac fluids that may impair, or block, hydrocarbon flow to the wellbore.

Reservoir Management

Reservoir Management operations posted all-time quarterly highs for revenue, operating income, and operating margins for the second quarter of 2007. Year-over-year quarterly revenue increased 68% to $13,834,000, while operating income more than doubled to $4,117,000. Operating margins reached 30%.

A total of 48 companies are now participants of Core Laboratories' industry-leading gas-shale study entitled Reservoir Characterization and Production Properties of Gas Shales. Each participant company must provide several cored intervals from gas-shale reservoirs from which Core Lab generates analytical data sets used to optimize gas-shale developments. Gas-shale reservoirs being characterized in the study include the Barnett, Woodford, Caney, Fayetteville, Bakken, Mowry, Lewis, New Albany, and Wilrich, among others. Data sets and recommendations now available from the study are being used by the operating companies to optimize drilling, completion, and stimulation programs in gas-shale reservoirs throughout North America. The Core Lab study was highlighted in an article in the June issue of the AAPG Explorer trade magazine that discussed innovative approaches to optimize gas-shale reservoir performance.

Due to the success of the gas shale study and numerous requests from the participating companies, the Company plans to expand its petroleum geochemistry services by adding and upgrading analytical capabilities for total organic carbon, pyrolysis yields, vitrinite reflectance and kerogen typing. In addition, Core plans to expand field services related to the collection and processing of gas-shale cores and to add analytical capabilities to determine gas desorption associated with kerogen and adsorption isotherms for gas storage capacity as a function of reservoir pressure.

Quarterly results were also bolstered by Reservoir Management operations in Canada that have been providing patented reservoir monitoring equipment used to optimize SAGD oil-sand production. Among other products, Core is providing ERDTM Electrically Resonating Diaphragm sensors used to evaluate the SAGD process during warm up, steam chamber growth, and production. Accurate, reliable downhole data from these very high temperature sensors are used to minimize steam-to-oil ratios, thereby dramatically reducing operating costs. Bitumen-rich zones, identified by Core's Reservoir Description analytical data sets, are then subjected to focused steam injections, significantly increasing the bitumen production associated with these technologically advanced SAGD projects.

Share Repurchase Program

Core continued its Share Repurchase Program during the second quarter, continuing into the third quarter of 2007, by purchasing approximately 443,000 common shares in the open market for a total of over $45,000,000. The Company used its free cash flow generation to purchase these shares, which equaled 1.9% of Core's outstanding share total.

From the inception of the Share Repurchase Program in October 2002, Core has repurchased over 14,000,000 shares at an approximate average share price of $35.86. Core has invested approximately $518,000,000 in its Share Repurchase Program and has bought back more than 40% of its outstanding shares. The Company has shareholder authorization to repurchase another 1,910,000 shares to October 2008.

The Company generated a record $35,439,000 in free cash flow during the second quarter. This free cash, and free cash generated in prior periods, was used for the most recent share repurchases. Core expects to generate over $100,000,000 in free cash flow for all of 2007.

"Even though Core Lab's share price has increased in 16 of the last 17 quarters, we still believe that our Share Repurchase Program is a good investment of our cash," said Executive Vice President and CFO Richard L. Bergmark. "We will continue to use Core's free cash flow to build greater shareholder value by repurchasing shares, funding the Company's capital expenditure program, and making strategic acquisitions of related technologies, where appropriate. Core will allocate cash to these activities in a manner that will yield the highest overall return to its shareholders."

Third Quarter and Full-Year 2007 Earnings Guidance

For the third quarter of 2007, Core expects revenues to range between $170,000,000 and $175,000,000. Earnings per diluted share are expected to range between $1.20 and $1.25, up 45% to 51% from the $0.83 reported for the third quarter of 2006.

For the full-year 2007, the Company now anticipates revenues in the $665,000,000 to $675,000,000 range, up approximately 16% to 17% over 2006 levels. Core expects 2007 earnings per diluted share to range between $4.60 and $4.75, an increase of approximately 50% to 55% over full-year 2006 earnings. The new 2007 EPS guidance range assumes incremental operating margins of up to approximately 40% for the remaining six months of 2007. The Company's capital expenditures for 2007, in support of its internal organic growth program, are still expected to be $20,000,000 to $22,000,000, which will be slightly greater than expected depreciation and amortization for 2007. Core will have to spend less than 4% of its expected 2007 revenue on capital expenditures to fuel growth, far better than the 2007 oilfield services industry average of approximately 12%. A significant portion of 2007 capital expenditures will fund continued expansion of international facilities, especially those in the Middle East and Asia-Pacific regions.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 26 July 2007. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2006 Form 10-K filed on 20 February 2007, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)
	Three Months Ended		Six Months Ended
	30 June 2007	30 June 2006	30 June 2007	30 June 2006

REVENUES	$ 168,393	$ 140,017	$ 324,116	$ 277,352

OPERATING EXPENSES:
Costs of services and sales	113,349	100,195	220,598	200,343
General and administrative expenses	9,720	8,663	17,759	19,208
Depreciation and amortization	4,897	4,088	9,475	8,212
Other expense (income), net	(1,473)	(1,546)	(2,336)	(3,416)

OPERATING INCOME	41,900	28,617	78,620	53,005
Interest expense	635	1,531	1,267	2,855

INCOME BEFORE INCOME TAX EXPENSE	41,265	27,086	77,353	50,150
Income tax expense	12,462	8,126	23,288	15,045
NET INCOME	$ 28,803	$ 18,960	$ 54,065	$ 35,105

Diluted Earnings Per Share:	$ 1.18	$ 0.70	$ 2.22	$ 1.28

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,413	27,191	24,367	27,478

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 93,798	$ 80,142	$ 176,961	$ 151,346
Production Enhancement	60,761	51,633	119,568	107,713
Reservoir Management	13,834	8,242	27,587	18,293
Total	$ 168,393	$ 140,017	$ 324,116	$ 277,352

Operating income (loss):
Reservoir Description	$ 21,426	$ 14,261	$ 38,199	$ 23,452
Production Enhancement	16,200	12,673	32,252	25,593
Reservoir Management	4,117	1,632	7,814	4,572
Subtotal	41,743	28,566	78,265	53,617
Corporate and other	157	51	355	(612)
Total	$ 41,900	$ 28,617	$ 78,620	$ 53,005

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 June 2007	31 December 2006
	(Unaudited)
Cash and Cash Equivalents	$ 54,381	$ 54,223
Accounts Receivable, net	128,680	112,055
Inventories, net	31,948	30,199
Other Current Assets	32,649	29,075
Total Current Assets	247,658	225,552

Property, Plant and Equipment, net	86,803	87,734
Intangibles, Goodwill and Other Long Term Assets, net	191,498	187,929
Total Assets	$ 525,959	$ 501,215

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 48,249	$ 37,460
Other Current Liabilities	51,053	51,460
Total Current Liabilities	99,302	88,920

Long-Term Debt and Lease Obligations	300,002	300,002
Other Long-Term Liabilities	49,747	40,457
Shareholders' Equity	76.908	71,836
Total Liabilities and Shareholders' Equity	$ 525,959	$ 501,215

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2007

CASH FLOWS FROM OPERATING ACTIVITIES	$ 59,722

CASH FLOWS FROM INVESTING ACTIVITIES	$ (9,256)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (50,308)

NET CHANGE IN CASH AND CASH EQUIVALENTS	158
CASH AND CASH EQUIVALENTS, beginning of period	54,223
CASH AND CASH EQUIVALENTS, end of period	$ 54,381

Non-GAAP Information

Free Cash Flow and Free Cash Flow Per Share

Core uses the non-GAAP measure of free cash flow and free cash flow per share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per share are important measurements because they represent the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per share are not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income (loss), earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow or free cash flow per share as a measure of liquidity. Moreover, since free cash flow and free cash flow per share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow and Free Cash Flow Per Share
 (amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months
	Ended	Ended	Full Year
	30 June 2007	30 June 2007	Guidance(1)

Net income	$ 28,803	$ 54,065	$ 114,000
Changes in working capital and other non-cash items	11,761	5,657	7,000
Net cash provided by operating activities	40,564	59,722	121,000
Less: capital expenditures	(5,125)	(8,552)	(21,000)
Free cash flow	$ 35,439	$ 51,170	$ 100,000

(1) Based on the midpoint of the range of Full-Year Guidance.

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